Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Minera Santa Cruz S.A.:

We have audited the accompanying financial statements of Minera Santa Cruz S.A. which comprise the balance sheet as of December 31, 2012, and the related statements of income, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the financial statements, which, as described in Note 2 to the financial statements, have been prepared on the basis of accounting principles generally accepted in Argentina.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with generally accepted accounting principles in Argentina; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minera Santa Cruz S.A. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in Argentina.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Company prepares its financial statements in accordance with accounting principles generally accepted in Argentina, which differ from accounting principles generally accepted in the United States of America (see note 9 to the financial statements). Our opinion is not modified with respect to this matter.

City of Buenos Aires, Argentina

April 25, 2014

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global
/S/ ENRIQUE GROTZ

MINERA SANTA CRUZ SA

BALANCE SHEETS

AT DECEMBER 31, 2012 AND 2011

(Stated in Argentine pesos — see Note 2.II)

	2012	2011
		(Unaudited)
ASSETS
CURRENT ASSETS

Cash on hand and in bank (Note 3.a)	85,294,273	84,772,691
Investments (Note 3.b)	30,403,665	138,052,356
Trade receivables (Exhibit IV)	188,669,951	120,756,570
Other receivables (Note 3.c)	146,180,585	91,402,513
Inventories (Note 3.d)	65,275,344	22,256,663
Materials	69,861,398	85,463,912
Total current assets	585,685,216	542,704,705

NON-CURRENT ASSETS

Other receivables (Note 3.c)	31,601,527	28,862,347
Property, plant and equipment (Exhibit I)	756,648,911	622,133,343
Intangible assets (Exhibit II)	174,008,400	182,076,437
Total non-current assets	962,258,838	833,072,127
Total assets	1,547,944,054	1,375,776,832

LIABILITIES
CURRENT LIABILITIES

Accounts payable (Note 3.e)	85,193,523	99,489,730
Payroll and social security taxes (Note 3.f)	65,595,660	49,582,849
Taxes payable (Note 3.g)	133,904,517	28,966,116
Other liabilities (Note 3.h)	—	3,796,790
Loans (Exhibit IV)	—	166,528,894
Dividends payable (Note 4)	21,863,941	83,199,256
Total current liabilities	306,557,641	431,563,635

NON-CURRENT LIABILITIES

Payroll and social security taxes (Note 3.f)	4,057,999	2,954,416
Other liabilities (Note 3.h)	244,900,771	194,800,040
Reserves (Exhibit III)	7,991,305	4,052,153
Total non-current liabilties	256,950,075	201,806,609
Total liabilities	563,507,716	633,370,244

SHAREHOLDERS’ EQUITY (Per corresponding statements)	984,436,338	742,406,588
Total liabilities and shareholders’ equity	1,547,944,054	1,375,776,832

The accompanying Notes 1 to 10 and Exhibits I to VII are an integral part of these financial statements.

MINERA SANTA CRUZ SA

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Stated in Argentine pesos — see Note 2.II)

	2012	2011	2010
		(Unaudited)	(Unaudited)
Sales (Note 3.i)	1,441,039,291	1,351,998,246	870,216,939
Costs of sales (Exhibit VII)	(655,685,510)	(517,193,173)	(410,180,181)
Gross profit	785,353,781	834,805,073	460,036,758
Exploration expenses (Exhibit VI)	(29,878,857)	(7,931,335)	(9,216,801)
Administrative expenses (Exhibit VI)	(50,039,359)	(46,202,785)	(36,884,881)
Selling expenses (Exhibit VI)	(152,915,637)	(131,204,650)	(81,474,786)
Financial expenses and holding losses, net (Note 3.j)	(24,462,601)	(58,471,211)	(106,858,783)
Other income (expenses), Net (Note 3.k)	6,552,983	(6,991,217)	(3,264,450)
Income before income tax	534,610,310	584,003,875	222,337,057
Income tax (Note 2.III.i)	(175,716,617)	(194,457,399)	(60,856,088)
Net income	358,893,693	389,546,476	161,480,969

The accompanying Notes 1 to 10 and Exhibits I to VII are an integral part of these financial statements.

MINERA SANTA CRUZ SA

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(Stated in Argentine pesos — see Note 2 II)

2012
Shareholders’ contributions
	Capital	Adjustment
	stock	to capital	Irrevocable
	(Note 5)	stock	contributions	Total

Balances at beginning of the year	344,756,530	14,367	15,167	344,786,064

As decided by the Extraordinary Shareholders’ Meeting of December 19, 2011:
- Dividend distribution	—	—	—	—

As decided by the Ordinary Shareholders’ Meeting of May 17, 2012:
- Appropriation to Legal reserve	—	—	—	—
- Appropriation to Facultative reserve	—	—	—	—
- Dividend distribution	—	—	—	—

Net income	—	—	—	—
Balances at the end of the year	344,756,530	14,367	15,167	344,786,064

	2012				2011
	Retained earnings
			Unappropriated		(Unaudited)
	Legal	Facultative	retained
	reserve	reseve	earnings	Total	Total
Balances at beginning of the year	8,074,048	—	389,546,476	742,406,588	436,059,368

As decided by the Extraordinary Shareholders’ Meeting of December 19, 2011:
- Dividend distribution	—	—	—	—	(83,199,256)

As decided by the Ordinary Shareholders’ Meeting of May 17, 2012:
- Appropriation to Legal reserve	19,477,324	—	(19,477,324)	—	—
- Appropriation to Facultative reserve	—	253,205,209	(253,205,209)	—	—
- Dividend distribution	—	—	(116,863,943)	(116,863,943)	—

Net income	—	—	358,893,693	358,893,693	389,546,476
Balances at the end of the year	27,551,372	253,205,209	358,893,693	984,436,338	742,406,588

The accompanying Notes 1 to 10 and Exhibits I to VII are an integral part of these financial statements.

MINERA SANTA CRUZ SA

STATEMENTS OF CASH FLOWS (1)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Stated in Argentine pesos — see Note 2 II)

	2012	2011	2010
		(Unaudited)	(Unaudited)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at the beginning of the year	222,825,047	209,088,730	92,086,435
Cash and Cash Equivalents at the end of the year	115,697,938	222,825,047	209,088,730
(Decrease) increase in Cash and Cash Equivalents	(107,127,109)	13,736,317	117,002,295

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS
Cash Flows from Operating Activities:
Net income	358,893,693	389,546,476	161,480,969

Income tax	175,716,617	194,457,399	60,856,088
Accrued interest payable	—	824,894	29,877,095
Unrealized foreign exchange differences	—	3,860,500	29,513,127

Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation of fixed assets	213,705,022	152,858,685	127,360,716
Amortization of intangible assets	11,082,835	11,362,449	16,338,960
Provision for commitments and contingencies	3,942,213	(3,762,929)	22,205,048
Net book value decrease of property, plant and equipment	1,808,505	3,002,657	368,690
(Decrease) / increase in provision for impairment of construction-in-progress assets	(847,425)	1,139,822	5,326,830
Impairment of materials	11,768,346	3,258,422	—
Customs benefits	(10,416,635)	(13,556,193)	(7,359,198)
Allowance for doubtful tax receivables	—	35,293	3,804,482
(Decrease) / increase in fair value of assets and liabilities due to change in discounting	(1,635,809)	3,510,967	2,152,762
	764,017,362	746,538,442	451,925,569

Change in operating assets and liabilities:
– Increase in trade receivables	(67,913,381)	(25,432,666)	(30,597,932)
– Increase in other receivables	(45,464,808)	(7,455,898)	3,730,069
– (Increase) / Decrease in inventories	(43,018,681)	145,676	(7,724,412)
– Decrease / (Increase) in materiales	3,834,168	(26,584,782)	(19,425,145)
– (Decrease) / Increase in accounts payable	(14,296,207)	34,027,444	23,077,671
– Increase in payroll and social security taxes	17,116,394	21,771,232	16,503,310
– (Decrease) / Increase in taxes payable	(35,600,159)	13,347,152	11,761,023
– Payments of lawsuits and other contingencies	(3,061)	(19,423,634)	(2,379,466)
– Increase / (Decrease) in other liabilities	25,387,824	(1,192,256)	(8,646)
Payment of income taxes	(14,261,940)	—	—
Net cash flows provided by operating activities	589,797,511	735,740,710	446,862,041

Cash Flows Used in Investing Activities:
Acquisitions of fixed assets and intangible assets	(352,196,468)	(273,555,021)	(216,871,852)
Net cash flows used in investing activities	(352,196,468)	(273,555,021)	(216,871,852)

Cash Flows Used in Financing Activities:
Payment of loans	—	(530,424,995)	(116,513,372)
(Decrease) / Increase in financing loans	(166,528,894)	81,975,623	3,525,478
Payment of dividends	(178,199,258)	—	—
Net cash flows used in financing activities	(344,728,152)	(448,449,372)	(112,987,894)
Net decrease/increase in Cash and Cash Equivalents	(107,127,109)	13,736,317	117,002,295

(1) Cash and Cash Equivalents includes cash in bank and investments with original maturities of less than three months

The accompanying Notes 1 to 10 and Exhibits I to VII are an integral part of these financial statements.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

1.                   PURPOSE AND BUSINESS OF THE COMPANY

Minera Santa Cruz S.A. (the “Company”) was incorporated in 2001 in order to, on its own, by means of third parties or in association with third parties, engage in the exploration, mining, extraction and processing of minerals and the marketing of the derived products and byproducts.

The Company owns 18 Minas (approved mining claims) and 32 Manifestaciones de Descubrimiento (claims that are in the application process for mining claim status), all of which are located in the Province of Santa Cruz. There are several mineralized structures on these properties, identified through geophysical surveys and diamond drilling.

In order to maintain its current right to mining concessions, the Company is required to pay a semi-annual mining royalty to the Province of Santa Cruz.

The Company’s activities are focused on the exploration and exploitation of the “San José” project.The commissioning of the processing plant took place in September 2007.

Until October 2008, the processing plant had a production capacity of 750 tonnes per day. Subsequent to this, the production capacity was increased to 1,500 tonnes per day.

Moreover, the feasibility study was presented in November 2005 at the Ministry of Mining. Additionally, the environmental impact study submitted to the Provincial Mining of Santa Cruz in November 2005, was approved in March 2006 by the authorities. Its biannual update was submitted, the first one in 2008, the second one, in 2010 and the third one in 2012.

The project has shown sufficient potential to continue operation in the areas of interest with a remaining mine life of approximately 12 years. According to the studies performed, the operation is economically viable and the carrying value of the Company’s assets does not exceed their recoverable value.

2.                   SIGNIFICANT ACCOUNTING POLICIES

I.               Generally accepted accounting principles

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in effect in Argentina (“Argentine GAAP”).

I.a)     Judgments, estimates and significant accounting assumptions

The preparation of financial statements in accordance with Argentine GAAP requires the development and consideration by management of judgments, estimates and significant accounting assumptions that affect the reported balances of assets and liabilities, income and expenses, as well as the determination and disclosure of contingent assets and liabilities at the date of such statements. In this sense, the uncertainty associated with the estimates and

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

assumptions used could result in future final results which could differ from those estimates and require significant adjustments to the reported balances of assets and liabilities affected.

I.b)     Measurement issues not covered by Argentine GAAP: Application of supplementary regulatory sources

Measurement issues not covered by Argentine GAAP can be resolved by (i) the use of specific accounting standards dealing with similar and related issues (unless such standard prohibits its application in the particular case being considered, or it has been indicated that the accounting treatment it establishes should not be applied by analogy to other cases), (ii) the application of accounting measurement standards in general, and (iii) the application of concepts included in the Conceptual Framework of Argentine GAAP, in the order of priority as indicated above.

When the resolution of the issue is not evident based on the above-mentioned sources, the following may be considered, in descending order of priority, on a supplementary basis for the management to make a judgment and develop appropriate accounting policies: (i) International Financial Reporting Standards (IFRS) and interpretations that have been approved and issued by the International Accounting Standards Board (IASB); and (ii) in no particular order, the most recent pronouncements of other issuers that use a similar conceptual framework to issue accounting standards, accepted industry practices and accounting doctrine, provided that the extra sources used do not conflict with the regulatory sources listed in the previous paragraph, and until the Argentine Federation of Professional Councils in Economic Sciences (“FACPCE”) issues a standard covering the measurement issue in question.

II.          Restatement in constant currency

The Company’s financial statements recognize the variations in the currency purchasing power until February 28, 2003, having discontinued the incorporation of adjustments to reflect such variations as of that date, in accordance with the provisions set forth in Argentine GAAP and as required by Presidential Decree No. 664/2003.

However, as observed in recent years, there continues to exist significant fluctuations in the price of the relevant economic variables affecting the Company’s business, such as wage costs, prices of key raw materials and foreign exchange rates, even though such fluctuations have not reached levels leading professional and regulatory bodies to reinstate an obligation to apply the adjustments mentioned above. However, these fluctuations still affect the financial position and results of the Company and, therefore, the information provided in these financial statements. As such, these fluctuations should be taken into account in the interpretation of the financial position and results of operations presented by the Company in these financial statements.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

III.     Valuation Criteria

The main valuation criteria used by the Company are as follows:

a)             Cash and cash equivalents, and balances with companies in accordance with Article 33, Law No. 19,550 and related parties.

•                  In local currency: at nominal value.

•                  In foreign currency: at nominal value, converted at the prevailing exchange rates using the year-end date as settlement date.

Receivables from and payables to Companies in accordance with Article 33 of Law 19,550 and related parties have been valued in accordance with conditions agreed upon for each transaction and include, if applicable, the accrued amount up to the end of each financial year presented in these financial statements.

b)             Investments

•                  In local currency: corresponds to government securities valued at market value less estimated selling costs.

•                  In foreign currency: corresponds to deposits valued at nominal value plus financial income accrued at the end of each year, converted at the prevailing exchange rate using the year-end date as settlement date.

c)              Receivables from customers and other receivables, trade payables, payroll and social security taxes payable, loans, taxes payables and other liabilities.

•                  In local currency: valued, as appropriate, at their cash value or based on discounted cash flows, in accordance with the guidelines set forth in applicable Argentine GAAP accounting standards.

•                  In foreign currency: valued as mentioned above, converted at the prevailing exchange rates using the year-end date as settlement date.

•                  They include, if applicable, accrued financial income at the end of each year.

d)             Inventories: they include, as appropriate, stockpiles, concentrates and doré, which are valued at production costs by applying absorption costing, which is the best estimate of their reproduction value at the end of each year.

e)              Materials: includes materials, parts and supplies, which are valued at their replacement costs at end of each year.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

f)               Property, plant and equipment: valued at cost of acquisition or construction as restated in accordance with Note 2.II above, less related accumulated depreciation at the end of each year.

The Company capitalizes estimated discounted future mine abandonment and closure costs. These assets are included in property, plant and equipment. Additionally, a liability for these costs is recognized as a counterpart to these assets.

Property, plant and equipment are presented net of impairments.

The value of property, plant and equipment, net of impairments referred to in the preceding paragraph, does not exceed their recoverable value at the end of each financial year.

g)              Intangible assets

Intangible assets primarily include rights for the use of electrical transmission lines, in addition to capitalized pre-operating and exploration costs incurred by the Company. These are valued at original cost less accumulated amortization at the end of each year.

Intangible assets do not exceed their recoverable value at the end of each year.

h)             Provisions

•                  For lawsuits, claims and contingencies: provisions for lawsuits, claims and contingencies are constituted to cover contingencies in which there is a high likelihood that the Company will have to use economic resources to settle a present obligation arising in past events and whose existence depends on one or more future events that may occur or fail to occur. The evaluation and estimate of the amounts for contingent liabilities is made by the Company’s management based on available evidence and considering the opinion of its legal counsel, if applicable. In the opinion of Company’s management, the provision made at the end of each year is sufficient to meet the situations to which the Company is exposed. When the probability that a loss will materialize is not high, but is not remote either, or if the probability is high but the amount of the loss cannot be reasonably estimated, a liability is not recorded. In these cases, Argentine GAAP are followed in order to define the measurement requirements and, in the opinion of the Company, the Company’s position should prevail against such contingencies. The contingencies assessed as remote are not accounted for or disclosed in the notes to the financial statements.

•                  For impairments of construction-in-progress assets: provisions for impairments of construction-in-progress assets are established when their carrying value exceeds their recoverable value.

•                  For doubtful tax credits: provisions for tax credits are established when their carrying value exceeds their recoverable value.

•                  For obsolescence of materials: provisions for obsolescence of materials are established when their carrying value exceeds their recoverable value.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

i)                 Income tax and minimum presumed income tax

Law No. 25,063, published in the Official Gazette on December 30, 1998, establishes amongst other things, the tax on minimum presumed income, expressly excludes from its scope companies included in the provisions of Law No. 24,196, known as the Investment Regime for Mining Activity. As the Company was incorporated in accordance with this regime, as described in Note 7, it is therefore not within the scope of this tax.

Argentine GAAP require the recognition of income taxes under the deferred tax method, which establishes the determination of deferred income assets or liabilities based on temporary differences between the accounting measurement of assets and liabilities and their respective tax values. Temporary differences result in deferred tax assets or liabilities when future reversals decrease or increase income taxes, respectively. Also, a deferred tax asset is recognized when there are unused tax losses which may be offset against future taxable income, but only to the extent that the future use of those losses is probable.

A breakdown of the net deferred tax liability as at December 31, 2012, 2011 and 2010 is as follows:

	2012	2011
		(Unaudited)
Property, plant and equipment, and intangible assets	(202,272,137)	(169,339,285)
Other receivables	4,689,030	3,962,671
Inventories	1,059,501	(1,396,318)
Provision for lawsuits, claims and contingencies	2,796,957	1,418,253
Provision for mine abandonment and closure	21,482,282	12,526,573
Other liabilities	3,228,988	4,728,844
Net deferred tax liability	(169,015,379)	(148,099,262)

At December 31, 2012 and 2011, the reconciliation between the income tax expense charged to the statement of income, and the result of applying the rate of 35% set by tax regulations to accounting profits before income tax of each exercise is as follows:

	Profits/(Losses)
	2012	2011	2010
		(Unaudited)	(Unaudited)
Income before income tax	534,610,310	584,003,875	222,337,057
Current tax rate	35%	35%	35%
Income tax on accounting income	(187,113,609)	(204,401,356)	(77,817,970)

Permanent differences

Double deduction (Law No. 24,196 and amendments)	11,295,576	8,641,664	3,980,239
Effect on property, plant and equipment	—	3,442,001	(3,256,288)
Non-recoverable value added tax credits	—	(8,166)	(1,302,169)
Non-deductible expenses	(122,582)	(2,047,144)	(662,085)
Other, net	223,998	(84,398)	(67,490)
Subtotal	(175,716,617)	(194,457,399)	(1,307,793)
Provision for impairment (Exhibit III)	—	—	18,269,675
Income tax expense	(175,716,617)	(194,457,399)	(60,856,088)

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

Income tax expense is composed of the following:

	2012	2011	2010
		(Unaudited)	(Unaudited)
Current tax	(154,800,500)	(41,750,161)	—
Change in temporary differences	(20,916,117)	(152,707,238)	(60,856,088)
	(175,716,617)	(194,457,399)	(60,856,088)

j)                Shareholders’ equity

Restated, as described in Section II of this note, except the “Capital Stock” account, which is stated at nominal value. The adjustment resulting from the restatement in constant currency is included in the “Adjustment to capital stock” account.

k)             Statement of income accounts

•                  Accounts which relate to monetary transactions are valued at their nominal value.

•                  Expenses relating to the consumption of non-monetary assets were valued at their restated cost, in accordance with the provisions described in Note 2.II.

•                  Financial income (expense) and holding gains (losses), net, include accrued interest and foreign exchange differences generated by assets and liabilities, among other items.

3.                   COMPOSITION OF MAIN ACCOUNTS

	2012	2011
		(Unaudited)
a) Cash on hand and in bank:

Cash on hand - in local currency	278,232	164,194
Cash on hand - in foreign currency (Exhibit IV)	5,886	—
Cash in bank - in local currency	48,777,455	31,908,346
Cash in bank - in foreign currency (Exhibit IV)	36,232,700	52,700,151
	85,294,273	84,772,691
b) Investments:

Argentine bonds	1,000,155	—
Mutual funds (Exhibit IV)	29,403,510	138,052,356
	30,403,665	138,052,356

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

	2012	2011
		(Unaudited)
c) Other receivables:

Current:

Value added tax credit	91,394,823	66,461,903
Advances to suppliers
In local currency	19,418,558	4,498,129
In foreign currency (Exhibit IV)	145,647	2,169,373
Security deposits
In local currency	71,503	24,233
In foreign currency (Exhibit IV)	51,599	148,948
Prepaid insurance
In local currency	846,159	826,954
In foreign currency (Exhibit IV)	—	6,167,145
Companies of Article 33 Law 19,550 and related parties (Note 4)
In local currency	100,290	85,620
In foreign currency (Exhibit IV)	1,123	83,770
Customs benefits (Exhibit IV)	12,577,281	5,095,540
Advance on royalties (Exhibit IV)	15,035,382	—
Other
In local currency	6,538,220	5,083,171
In foreign currency (Exhibit IV)	—	757,727
	146,180,585	91,402,513
Non-current:

Value added tax credit	3,755,777	6,858,912
Provision for doubtful tax receivables (Exhibit III)	(3,755,777)	(3,755,777)
Turn-over tax	1,629,322	1,241,382
Security deposits
In local currency	96,147	96,147
Customs benefits (Exhibit IV)	28,783,832	24,017,786
Other	1,092,226	403,897
	31,601,527	28,862,347
d) Inventories:

Ore in stockpiles	51,697,660	18,883,860
Concentrate	279,142	—
Doré	13,298,542	3,372,803
	65,275,344	22,256,663

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

	2012	2011
		(Unaudited)
e) Accounts payable:

Current:

Trades payable
In local currency	16,077,486	14,877,250
In foreign currency (Exhibit IV)	17,093,731	13,976,812
Accrued expenses
In local currency	26,417,200	30,538,964
In foreign currency (Exhibit IV)	19,350,310	33,914,433
Companies of Article 33 Law 19,550 and related parties (Note 4)
In foreign currency (Exhibit IV)	6,254,796	6,182,271
	85,193,523	99,489,730
f) Payroll and social security taxes:

Current:

Salaries and social contributions payable	23,403,446	19,372,279
Bonuses payable	29,788,691	21,179,085
Accrued vacation payable	12,403,523	9,031,485
	65,595,660	49,582,849
Non-current:

Bonuses payable	4,057,999	2,954,416
	4,057,999	2,954,416
g) Taxes payable:

Income tax payable	133,007,286	26,833,170
Royalties payable	897,231	2,132,946
	133,904,517	28,966,116
h) Other liabilities:

Current:

Provision for community relation expenses	—	3,796,790
	—	3,796,790
Non-current:

Deferred tax liability (Note 2.III.i)	169,015,379	148,099,262
Provision for mine abandonment and closure (Exhibit IV)	75,885,392	46,700,778
	244,900,771	194,800,040

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

	Profits/(Losses)
	2012	2011	2010
		(Unaudited)	(Unaudited)
i) Sales:

Concentrate	869,547,462	666,159,640	454,723,539
Doré	571,491,829	685,838,606	415,493,400
	1,441,039,291	1,351,998,246	870,216,939
j) Financial income (expenses) and holding gains (losses):

Discounting of taxes receivable	(3,586,792)	(6,709,650)	(3,804,482)
Change in provision for obsolescence of materials (Exhibit III)	(11,768,346)	(3,258,422)	(22,205,048)
Change in provision for impairment of works-in-progress assets (Exhibit III)	847,425	3,762,929	—
Foreign currency exchange differences	(518,833)	(14,330,608)	(26,225,158)
Interest and other income	(9,436,055)	(37,935,460)	(54,624,095)
	(24,462,601)	(58,471,211)	(106,858,783)
k) Other income (expenses), net:

Customs benefits	10,416,635	13,556,193	7,359,198
Idle capacity	—	(14,887,235)	(8,797,800)
Other	(3,863,652)	(5,660,175)	(1,825,848)
	6,552,983	(6,991,217)	(3,264,450)

4.                   BALANCES AND OPERATIONS WITH COMPANIES ART. 33 LAW No. 19,550 AND RELATED PARTIES

		2012	2011
			(Unaudited)
Other receivables:

Hochschild Mining plc	Related party	—	89,027
Compañía Minera Ares S.A.C.	Related party	101,413	80,363
		101,413	169,390
Accounts payable:

Compañía Minera Ares S.A.C.	Related party	5,719,309	5,742,617
MH Argentina S.A.	Related party	535,487	423,514
Minera Andes S.A.	Shareholder	—	10,093
Minera Andes S.A.	Related party	—	6,047
		6,254,796	6,182,271
Dividends:

Hochschild Mining (Argentina) Corporation S.A.	Shareholder	11,150,610	42,431,621
Minera Andes S.A.	Shareholder	10,713,331	40,767,635
		21,863,941	83,199,256

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

Transactions with Companies according to Art. 33 of Law 19,550 and related companies during the financial years ending on December 31, 2012 and 2011 were the following:

		2012	2011
			(Unaudited)
Intangible assets

– Compañía Minera Ares S.A.C.	Related party	257,075	(404,486)
– MH Argentina S.A.	Related party	554,266	1,156,585
		811,341	752,099
Interests on loans:

– Hochschild Mining (Argentina) Corporation S.A.	Shareholder	—	726,757
– Minera Andes S.A.	Shareholder	—	970,210
– Minera Andes Inc.	Related party	—	11,225,032
– Hochschild Mining Holdings Limited	Related party	—	11,902,973
		—	24,824,972
Fees for services:

– Compañía Minera Ares S.A.C.	Related party	4,208,283	5,484,257
		4,208,283	5,484,257
Production costs:

– Compañía Minera Ares S.A.C.	Related party	925,101	514,605
		925,101	514,605
Payment of dividends

– Hochschild Mining (Argentina) Corporation S.A.	Shareholder	90,881,622	—
– Minera Andes S.A.	Shareholder	87,317,636	—
		178,199,258	—

5.                   CAPITAL STOCK AND SHAREHOLDERS’ RESOLUTIONS

In 2008, the Assembly of Shareholders of the Company decided to carry out a capital increase by means of new contributions in cash in the amount of 77,418,000. This increase led to an amendment of the Bylaws, which is pending registration. In December 2008, the shareholder Hochschild Mining (Argentina) Corporation S.A. signed and integrated all of the shares for class B. Moreover, in February 2009, Minera Andes S.A. integrated the total amount of Class A shares in the amount of 37,934,820. At the date of issuance of these financial statements, capital stock amounted to 344,756,530.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

The composition by shareholder of the capital stock of the Company at December 31, 2012 is as follows:

	Number of subscribed shares	Participation percentage

Hochschild Mining (Argentina) Corporation S.A.	175,825,830	51%
Minera Andes S.A.	168,930,700	49%
	344,756,530	100%

On May 17, 2012 the Ordinary General Assembly of Shareholders ratified the allocation of retained earnings to constitute a legal reserve in the amount of 19,477,324, the formation of a Facultative Reserve in the amount of 253,205,209 and the declaration of dividends with the balance of 116,863,943. The payment of such dividends declared was made during the course of 2012, with the exception of the sum of 21,863,941 the payment of which was extended until the first half of 2013.

6.                   FINANCING OF ACTIVITIES

During 2012, the Company financed its activities with funds generated by its business and also obtained short-term loans in U.S. dollars from local financial institutions, which accrued nominal annual interest rates ranging from 3.5% to 6.6%. At December 31, 2012 the Company settled the total amount for loans taken during the year.

During 2011, the Company prepaid its financial debts with companies under Article 33 Law 19,550 and related parties.

7.                   INVESTMENT REGIME FOR MINING ACTIVITY

Law No. 24,196, as amended by Law No. 25,429 establishes a regime for mining investments applicable in all provinces. In this regard, on October 21, 1993, the Province of Santa Cruz emulated this mining investment regime through Provincial Law No. 2,332. Those interested in benefitting from this regime must register with the National Mining Secretary.

The main benefits for the mining companies that carry out activities within the framework of this regime are detailed below:

•                  Fiscal stability for a period of thirty years from the date of submission of the Feasibility Study. Fiscal stability for all taxes, to be understood as such all direct taxes and tax contributions that have as taxpayers the companies registered in the register mentioned previously, as well as rights, duties or other import or export charges.

Fiscal stability shall also apply to foreign exchange regimes (see Note 8) and tariffs, excluding exchange rate and repayments, refunds and/or repayment of charges in connection with exports.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

•                  Tax deduction from income tax balance, from the time of submission of the application for registration authorized by Law No. 24,196, one hundred percent of the amounts invested in exploration expenditures, mineralogical and metallurgical testing, pilot plant and other work to determine the technical and economic feasibility of the projects, subject to treatment as expenses or amortizable investment, appropriate to these in accordance with income tax law.

•                  Optional accelerated depreciation regime for income tax on capital investments made towards the execution of new mining projects and expansion of existing ones.

In this regard, annual tax depreciation shall not exceed, in each fiscal year, the amount of taxable income generated by mining activities, prior to the transfer of the relevant amortization and, if applicable, once tax losses from prior years are computed. The non-computable surplus in a given fiscal year can be attributed to the following years, considering for each the maximum limit mentioned above. The period during which tax depreciation of assets is computed may not exceed the term of their respective useful lives. The existing residual value at the end of the year in which the expiration of the useful life of assets occurs, may be attributed entirely to the tax balance of that fiscal year, and the above limitation is not applicable in these cases.

•                  Exemption from payment of import duties and any other duty, correlative levy or statistics duty, except other remuneration duties on services, corresponding to the introduction of capital goods, special equipment or component parts of such property and inputs determined by the enforcement authority that are necessary for the execution of the activities covered by this scheme.

•                  Recovery of tax credits arising from acquisitions and imports of goods and services for the purposes of carrying out mining activities such as prospection, exploration, mineralogical studies and applied research that after twelve (12) fiscal years counted from the year in which they were computed, make up the balance of the value added tax.

•                  Deduction of the provision for mine closure and abandonment in the determination of income tax, up to an amount equal to five percent of the operating costs of extraction and processing.

Companies registered in the regime will not see an increase in their total tax burden, considered separately in each relevant jurisdiction upon the filing of said Feasibility Study at the national, provincial and municipal levels, which adhere to Law 24,196.

Due to increases in the total tax burden, the following actions, among others, are mentioned in Law No. 25,429: the creation of new taxes, an increase in the rates, fees or amounts of existing taxes, the modification of the mechanisms or procedures determining the fiscal base for taxes, the repeal of exemptions granted and the elimination of deductions allowed.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

Additionally, with regards to interest payments to foreign financial institutions and entities, included in Title V of the Income Tax Law, fiscal stability also applies to the increase in the rates, fees or amounts in effect on the date of the Feasibility Study to the alteration of rates or mechanisms for determining the estimated net gain of Argentine origin, when companies operating under the regime have agreed by contract to take charge of the respective tax.

Fiscal stability does not include: changes in the value of property, when such valuation is the basis for the determination of a tax, the extension of the validity of rules passed for a certain time, which are in effect at the time fiscal stability is obtained; expiration of exemptions, exceptions or other measures adopted for a certain time, and due to the expiry of that period; contributions towards the Single Social Security System and indirect taxes, including Value Added Tax.

These benefits (except fiscal stability), apply to mining projects of the Company as from April 18, 2002, the date on which the Secretariat of Energy and Mining of the Nation, decided to register the Company in the Register of Mining Investments (Law No. 24,196). Said registration was requested by the Company in October 2001.

On November 21, 2005 the Company submitted the Feasibility Study to the Mining Ministry, from which date it is enjoying the benefits of fiscal stability.

8.                   ENFORCEMENT OF CURRENCY EXCHANGE REGULATIONS

On June 2005, the National Executive issued Decree No. 616/05 (“Decree 616”), which imposed modifications to the foreign currency exchange rate regime in Argentina in relation to foreign exchange inflows and outflows, among which, is a provision for the establishment of a nominative deposit in U.S. dollars, non-transferable and unpaid in an amount equal to 30% of the amount involved in the foreign exchange operation, which must be kept for 365 days in a local financial institution (“Deposit”). It is important to highlight that the deposit cannot be used as security or collateral for credit operations of any kind.

Although Decree 616 established exceptions to the constitution of the deposit, having delegated in the Central Bank of Argentina (the “Central Bank”) the regulation of the decree, the Central Bank established some additional exceptions to the constitution of the deposit and regulated requirements to be met for specific exceptions to the constitution of the deposit regulated in Decree 616.

Without prejudice to the fact that the principles set out in Decree 616 are a clear restriction on the free availability of foreign exchange, precisely with the exception of companies that enjoy fiscal stability and exchange rate stability in accordance with the provisions of Decree No. 753/2004, as in the case of Minera Santa Cruz S.A., it has been informed by the financial institution involved in foreign currency settlements that it must constitute said deposit. Additionally, on December 17, 2007, Minera Santa Cruz S.A. received a registered letter from the Central Bank, notifying them that within 5 working days they must constitute said deposit, according to information provided by the Standard Bank S.A. due to the non-submission of appropriate certificates according to current regulations in force, since it considered that certain inflows of funds were not specifically included in the items included in the exceptions.

The Company responded that said deposit was not legally applicable to the Company.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

Based on the foregoing, the Company believes that it is complying with current foreign exchange regulations in force in Argentina.

Moreover, on October 26, 2011, Decree 1722/2011 issued by the National Executive was published, under which the Company (amongst other mining companies) was within the scope of the obligation to settle in Argentina its total foreign exchange earnings from export operations. Since the issuance of said decree the Company began to comply with the foreign exchange settlement regime with regards to its export sales, the aforesaid does not imply the Company abandons the possibility of challenging Decree 1722/2011 in the future.

9.                   SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements have been prepared in accordance with Argentine GAAP, which differs in certain respects from generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The main differences between Argentine GAAP and U.S. GAAP for measurement purposes principally relate to the items discussed in the following paragraphs:

a)       Functional and reporting currency

Under Argentine GAAP, financial statements are presented in constant Argentine pesos (“reporting currency”), as mentioned in Note 2. Foreign currency transactions are recorded in Argentine pesos by applying the foreign currency exchange rate at the date of the transaction to the foreign currency amount. Exchange rate differences arising on monetary items in foreign currency are recognized in the income statement of each year. Monetary assets and liabilities in a foreign currency are remeasured at the balance sheet date, using the closing exchange rate. Foreign currency revenue and expenses are remeasured using the exchange rate on the date of the transaction, except for the consumption of nonmonetary assets, which are remeasured using the exchange rates in effect when the respective asset was acquired.

Under U.S. GAAP, a definition of the functional currency is required, which may differ from the reporting currency. Management has determined the U.S. dollar as its functional currency. Therefore, under U.S. GAAP, the Company would remeasure its financial statements into U.S. dollars. The objective of the remeasurement process would be to produce the same results that would have been reported if the accounting records had been kept in the functional currency. Accordingly, monetary assets and liabilities would be remeasured at the balance sheet date (current) exchange rate. Amounts carried at prices in past transactions would be remeasured at the exchange rates in effect when the transactions occurred. Revenues and expenses would be remeasured at the exchange rate in effect on the date of the transaction, except for consumption of nonmonetary assets, which would be remeasured at the rates of exchange in effect when the respective assets were acquired. Translation gains and losses on monetary assets and liabilities arising from the remeasurement would be included in the determination of net income (loss) in the period such gains and losses arise.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

b)       Proven and probable reserves

Under US GAAP, the definition of proven and probable reserves is set forth in the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7. Proven reserves are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geological character is so well defined that size, shape, depth and mineral content of the reserves are well established. Probable reserves are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observations.

c)        Valuation of inventories

Under Argentine GAAP, inventories, which include stockpiles, concentrates and doré, should be accounted for at reproduction cost, which is the price the Company would pay at any given time to reproduce such inventory.

Under US GAAP, inventories are stated at the lower of cost or market, with cost being determined using the weighted average cost method. However, this difference in accounting policy does not give rise to material differences for the Company, as the Company considers the best estimate of reproduction costs to be production costs as determined by applying the absorption costing method.

For this purpose, costs of production include:

•                  costs, materials and contractor expenses which are directly attributable to the extraction and processing of ore;

•                  depreciation of property, plant and equipment used in the extraction and processing of ore; and

•                  related production overheads (based on normal operating capacity).

Further, as discussed in Note 9. g), since the basis for depreciation and amortization differs under Argentine GAAP compared to U.S. GAAP, the amount included in the inventory also differs. As a result, the carrying value of inventories under Argentine GAAP differs from the value of inventories under U.S. GAAP.

Under Argentine GAAP, materials, which include material, parts and supplies, are accounted for at their replacement costs.

Under U.S. GAAP, materials are valued at the lower of average cost or net realizable value.

d)       Mine development costs

Under Argentine GAAP, costs associated with developments of mining properties are capitalized and presented in the property, plant and equipment line on the balance sheet.

Under U.S. GAAP, capitalization of mine development costs begins once all operating permits have been secured, mineralization is classified as proven and probable reserves and a final feasibility study has been completed. Costs incurred before mineralization is classified as proven and probable reserves are expensed.

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

e)        Evaluation and exploration costs

Under Argentine GAAP, evaluation and exploration expenses are capitalized when the future economic benefit of the project can be reasonably assured. Evaluation and exploration costs are reclassified to property, plant, and equipment when mining from the respective area commences.

Under U.S. GAAP, all evaluation and exploration costs are expensed as incurred.

f)         Pre-operating costs

Under Argentine GAAP, pre-operating costs can be capitalized subject to recoverability through future revenues.

Under U.S. GAAP, start-up costs are expensed as incurred.

g)       Depreciation and amortization

Under both Argentine and U.S. GAAP, depreciation and amortization is charged to production costs on a units-of-production (“UOP”) basis for capitalized mine development costs, mine buildings, installations and property, plant and equipment used in the mining production process, unless the straight-line depreciation method is considered more appropriate based on the type of asset being depreciated.

Under Argentine GAAP, there is no specific guidance on the reserves, or reserves and resources, measurement to be used in the calculation of UOP depreciation, or on how the assumptions within the reserve estimates should be calculated or approximated. Consequently, practice varies as to how reserves are incorporated into the calculation of depreciation. MSC’s accounting policy is to include in its UOP calculation an estimate of future development costs that will be necessary to extract all of the reserve and resource base from the mine. Further, for purposes of the UOP calculation, reserves and resources include both proven and probable reserves, as well as measured and indicated resources expected to the be converted into reserves.

Under U.S. GAAP, the basis of the UOP calculation includes only proven and probable reserves, as defined in the SEC Industry Guide 7.

h)       Impairment of long-lived assets

Argentine GAAP requires that an impairment loss calculation be performed if impairment indicators exist. The impairment loss is the amount by which the carrying amount exceeds its recoverable amount, where recoverable amount is the higher of (1) fair value less costs to sell, and (2) value in use.

Under U.S. GAAP, the two-step approach requires that a recoverability test be performed first, whereby the carrying amount of the asset is compared to the sum of future undiscounted cash flows generated through use and eventual disposition. If it is determined that the asset is not recoverable, an impairment loss calculation is required. The impairment loss is the amount by which the carrying amount of the asset exceeds its fair value.

Further, under Argentina GAAP, long-lived assets must be reviewed at the end of each reporting

MINERA SANTA CRUZ S.A.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Amounts stated in Argentine pesos - except where expressly indicated)

period for reversal indicators. If appropriate, impairment loss should be reversed up to the new estimated recoverable amount, not to exceed the initial carrying amount adjusted for depreciation. Under U.S. GAAP, reversal of impairment losses are prohibited.

i)          Accounting for asset retirement obligations

U.S. GAAP requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The asset retirement obligations liability is built up in cash flow layers, with each layer being discounted using the credit-adjusted, risk-free rate as of the date that the layer was created. Measurement of the entire obligation using current discount rates is not permitted. Each cash flow layer is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability is increased due to the passage of time based on the time value of money (“accretion expense”) until the obligation is settled.

Argentine GAAP is similar to U.S. GAAP with respect to asset retirement obligations, except for a change in the discount rate which is treated as a change in estimates, so the entire liability must be recalculated using the current discount rate that reflects current market assessments of the time value of money and the risks specific to the liability, with the change added or reduced from the related asset.

j)          Income taxes

Argentine GAAP and U.S. GAAP both require the liability method to be used in accounting for deferred income taxes. Under this method, deferred income tax assets or liabilities are recorded for temporary differences that arise between the financial and tax bases of assets and liabilities at each reporting date. The benefits of tax loss carry-forwards are recognized as deferred income tax assets. A valuation allowance is provided when it is more likely than not (under US GAAP) or probable (under Argentine GAAP) that a portion or all of the deferred tax assets will not be realized.

k)       Restatement in constant currency

The Company’s financial statements recognize the variations in the currency purchasing power until February 28, 2003, having discontinued the incorporation of adjustments to reflect such variations as of that date, in accordance with the provisions set forth in Argentine GAAP and as required by Presidential Decree No. 664/2003.

Under U.S. GAAP, general price level adjusted financial statements are not required. However, SEC rules do not require removing effects of inflation for foreign companies operating in inflationary environments when determining U.S. GAAP amounts.

10.            SUBSEQUENT EVENT

The Company evaluated subsequent events through the date the financial statements were issued, which was April 25, 2014. There were no other subsequent events that required recognition or additional disclosures.

Exhibit I

MINERA SANTA CRUZ SA

CHANGES IN PROPERTY, PLANT AND EQUIPMENT

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(Stated in Argentine pesos — Note 2II)

	2012
	Original cost
	At beginning				At end
Main account	of the year	Additions	Transfers	Decreases	of the year

Furniture, fixtures and office equipment	5,883,077	199,364	1,022,355	(334,851)	6,769,945
Facilities	116,871,836	—	11,191,367	(143,276)	127,919,927
Buildings	192,336,319	1,028,446	25,765,611	(193,631)	218,936,745
Computer equipment	4,808,430	641,357	374,904	(805,893)	5,018,798
Machinery and equipment	195,022,170	35,602,006	25,268,762	(4,903,295)	250,989,643
Vehicles	9,883,800	1,381,250	563,223	(593,507)	11,234,766
Tools	1,861,177	910,800	57,671	(49,880)	2,779,768
Land	5,729,053	—	—	(41,371)	5,687,682
Access ramps, galleries and related assets	410,527,041	187,729,907	35,915,217	—	634,172,165
Mine closure assets	44,220,087	28,745,112	—	—	72,965,199
Construction in progress	75,348,593	34,494,243	(61,893,084)	—	47,949,752
Advances to suppliers	5,218,172	24,870,754	(3,845,882)	—	26,243,044
Provision for impairment of construction in progress (1)	(18,442,119)	847,425	—	—	(17,594,694)
Total 2012	1,049,267,636	316,450,664	34,420,144 (3)	(7,065,704)	1,393,072,740
Total 2011 (Unaudited)	799,927,575	252,298,570	—	(2,958,509)	1,049,267,636

	2012							2011
	Accumulated depreciation
	At beginning					At end	Net book	Net book
Main account	of the year	Additions		Transfers	Decreases	of the year	value	value
								(Unaudited)
Furniture, fixtures and office equipment	2,414,986	625,668		—	(249,530)	2,791,124	3,978,821	3,468,091
Facilities	30,141,061	8,338,143		(629)	(61,058)	38,417,517	89,502,410	86,730,775
Buildings	58,081,682	15,821,606		—	(187,237)	73,716,051	145,220,694	134,254,637
Computer equipment	3,448,615	650,077		(3,917)	(750,114)	3,344,661	1,674,137	1,359,815
Machinery and equipment	65,479,354	34,578,408		1,336	(3,665,659)	96,393,439	154,596,204	129,542,816
Vehicles	3,705,998	1,505,567		—	(319,306)	4,892,259	6,342,507	6,177,802
Tools	429,157	452,033		3,210	(24,295)	860,105	1,919,663	1,432,020
Land	—	—		—	—	—	5,687,682	5,729,053
Access ramps, galleries and related assets	255,003,562	148,576,148		841,713	—	404,421,423	229,750,742	155,523,479
Mine closure assets	8,429,878	3,157,372		—	—	11,587,250	61,377,949	35,790,209
Construction in progress	—	—		—	—	—	47,949,752	75,348,593
Advances to suppliers	—	—		—	—	—	26,243,044	5,218,172
Provision for impairment of construction in progress (1)	—	—		—	—	—	(17,594,694)	(18,442,119)
Total 2012	427,134,293	213,705,022	(2)	841,713 (3)	(5,257,199)	636,423,829	756,648,911
Total 2011 (Unaudited)	276,094,295	152,858,685	(2)	—	(1,818,687)	427,134,293		622,133,343

(1) As detailed in Exhibit III.

(2) 11,462,815 y 6,904,514 relate to the depreciation of property, plant and equipment capitalized in other property, plant and equipment in the year ended December 31, 2012 and 2011, respectively

(3) Transfers from intangible assets

Exhibit II

MINERA SANTA CRUZ SA

CHANGES IN INTANGIBLE ASSETS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(Stated in Argentine pesos — Note 2II)

	2012
	Original cost
	At the beginning			At end
Description	of the year	Increase	Transfers	of the year

Rights of use - Power line	74,065,907	—	—	74,065,907
Software	2,200,311	21,812	327,202	2,549,325
Exploration expenses	60,008,458	36,571,417	(34,747,346)	61,832,529
Preoperating costs	104,195,120	—	—	104,195,120
Total 2012	240,469,796	36,593,229	(34,420,144)	242,642,881
Total 2011 (Unaudited)	215,450,416	25,019,380	—	240,469,796

	2012
	Accumulated amortization					2011
	At the beginning			At end	Net book	Net book
Description	of the year	Increase	Transfers	of the year	value	value
						(Unaudited)
Rights of use - Power line	19,626,814	4,800,984	—	24,427,798	49,638,109	54,439,093
Software	1,273,317	325,181	—	1,598,498	950,827	926,994
Exploration expenses	841,713	—	(841,713)	—	61,832,529	59,166,745
Preoperating costs	36,651,515	5,956,670	—	42,608,185	61,586,935	67,543,605
Total 2012	58,393,359	11,082,835	(841,713)	68,634,481	174,008,400
Total 2011 (Unaudited)	47,030,910	11,362,449	—	58,393,359		182,076,437

Exhibit III

MINERA SANTA CRUZ SA

CHANGES IN ALLOWANCES, PROVISIONS AND RESERVES

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(Stated in Argentine pesos — Note 2II)

	Beginning							Ending
Account	Balance	Increase		Decrease		Recovery		Balance

Deducted from assets:

CURRENT ASSETS

Provision for obsolescence of materials	3,736,797	11,768,346	(1)	(1,776,770	)(3)	—		13,728,373

NON-CURRENT ASSETS

Allowance for doubtful tax receivables	3,755,777	—		—		—		3,755,777
Provision for impairment of construction-in-progress assets	18,442,119	—		—		(847,425	)(1)	17,594,694
Total decluded from assets, 2012	25,934,693	11,768,346		(1,776,770)		(847,425)		35,078,844
Total decluded from assets, 2011 (Unaudited)	26,413,383	3,293,715		(9,476)		(3,762,929)		25,934,693

INCLUDED IN LIABILITIES
Reserve for lawsuits and contingencies	4,052,153	3,943,650	(2)	(3,061	)(3)	(1,437	)(2)	7,991,305
Total included in liabilities, 2012	4,052,153	3,943,650		(3,061)		(1,437)		7,991,305
Total included in liabilities, 2011 (Unaudited)	2,241,753	3,528,290		(1,192,257)		(525,633)		4,052,153

(1) Included in “Financial income (expense) and holding gains (losses), net” in the statement of income.

(2) Includes 1,125,871 allocated to “Financial income (expense) and holding gains (losses), net” and 2,816,342 to “Other income (expenses), net” in the statement of income.

(3) Decrease due to use of provision in the year.

Exhibit IV

MINERA SANTA CRUZ SA

FOREIGN CURRENCY ASSETS AND LIABILITIES

AS AT DECEMBER 31, 2012 AND 2011

(Stated in Argentine pesos — Note 2II)

	2012				2011
			Exchange rate	Amount in	Amount in
	Foreign currency		in Argentine	Argentine	Argentine
Item	and amount		pesos used (1)	pesos	pesos
					(Unaudited)
CURRENT ASSETS

Cash
Cash on hand	USD	1,207	4.878	5,886	—
Cash in bank	USD	7,427,778	4.878	36,232,700	52,700,151
Investments
Term deposits	USD	6,027,780	4.878	29,403,510	138,052,356
Trade receivables	USD	38,677,727	4.878	188,669,951	120,756,570
Other receivables
Advances to suppliers	USD	29,858	4.878	145,647	2,132,270
	-	—	—	—	37,103
Security deposits	USD	10,578	4.878	51,599	148,948
Prepaid insurance	-	—	—	—	6,167,145
Companies in accordance with Article 33 of Law No 19,550 and other related regulations	USD	230	4.878	1,123	83,770
Customs benefits	USD	2,578,368	4.878	12,577,281	5,095,540
Advance of royalties	USD	3,082,284	4.878	15,035,382	—
Other	-	—	—	—	757,727
Property, plant and equipment
Advances to suppliers	-	—	—	—	1,484,490

NON-CURRENT ASSETS
Other receivables
Customs benefits	USD	5,900,745	4.878	28,783,832	24,017,786
Total assets				310,906,911	351,433,856

CURRENT LIABILITIES
Accounts payable
Trades payable	USD	3,360,831	4.918	16,528,566	13,910,253
	EUR	83,642	6.504	544,009	40,114
	-	—	—	—	756
	CAD	3,028	4.927	14,919	25,689
	AUD	1,224	5.094	6,237
Accrued liabilities	USD	3,881,605	4.918	19,089,733	33,328,589
	AUD	2,243	5.094	11,425	9,833
	EUR	30,579	6.504	198,886	231,147
	CAD	10,202	4.927	50,266	338,008
	-	—	—	—	6,856
Companies in accordance with Article 33 of Law No 19,550 and other related regulations	USD	1,271,817	4.918	6,254,796	6,182,271
Loans	-	—	—	—	166,528,894

NON-CURRENT LIABILITIES
Other liabilities
Provision for mine abandonment and closure	USD	15,430,133	4.918	75,885,392	46,700,778
Total liabilties				118,584,229	267,303,188

USD = United States dollar

AUD = Australian dollar

EUR = Euros

CAD = Canadian dollar

(1) Exchange rates as at December 31, 2012

Exhibit V

MINERA SANTA CRUZ SA

BREAKDOWN OF INVESTMENTS, RECEIVABLES AND PAYABLES

AS AT DECEMBER 31, 2012

(Stated in Argentine pesos — Note 2II)

	Assets			Liabilities
		Accounts	Other	Accounts	Payroll and social	Taxes	Dividends	Other
	Investments	receivables	receivables	payable	security taxes	payable	payable	liabilities
Term	(3)	(2)	(2)	(2)	(2)	(2)	(2)	(1)

With no maturity	—	—	—	—	—	—	—	7,991,305

With maturity

To mature:

Up to three months	30,403,665	166,186,635	63,506,269	85,193,523	65,595,659	9,718,465	—	—
From three months to six months	—	22,483,316	37,277,319	—	—	124,186,052	21,863,941	—
From six months to nine months	—	—	16,475,357	—	—	—	—	—
From nine months to twelve months	—	—	28,921,640	—	—	—	—
Over one year	—	—	31,601,527	—	4,057,999	—	—	75,885,392
Total to maturity	30,403,665	188,669,951	177,782,122	85,193,523	69,653,658	133,904,517	21,863,941	75,885,392
Total with maturity	30,403,665	188,669,951	177,782,122	85,193,523	69,653,658	133,904,517	21,863,941	75,885,392
Total	30,403,665	188,669,951	177,782,122	85,193,523	69,653,658	133,904,517	21,863,941	83,876,697

(1) Excludes deferred tax liability.

(2) Does not include accrued interest. Net of provisions.

(3) Accruing interest at an annual rate of 0.03%.

Exhibit VI

MINERA SANTA CRUZ SA

INFORMATION REQUIRED IN ACCORDANCE WITH ARTOCLE 64, SECTION B) OF LAW No. 19550

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Stated in Argentine pesos — Note 2II)

	2012					2011	2010
	Administrative	Selling	Exploration	Costs of
Item	expenses	expenses	expenses	production	Total	Total	Total
						(Unaudited)	(Unaudited)
Exploration rights	—	106,500,746	—	—	106,500,746	101,914,445	58,543,024
Rents and deposits	1,987,222	55,601	40,000	3,587,764	5,670,587	4,463,847	3,888,337
Amortization and depreciation	392,604	378	1,398	212,930,662	213,325,042	157,316,620	136,089,610
Geochemical analyses and tests	—	3,130,731	1,003,440	3,858,353	7,992,524	3,251,910	3,185,394
Fuel, lubricants and explosives	16,006	—	2,474	14,738,682	14,757,162	12,697,507	10,516,576
Commissions	—	4,432,125	—	270,674	4,702,799	4,699,797	1,440,890
Post and telephone	828,362	29,677	—	1,141,467	1,999,506	2,739,133	1,664,670
Mining rights and registrations	391,602	—	—	1,277,645	1,669,247	1,742,448	1,592,043
Donations	1,351,528	—	—	—	1,351,528	5,789,850	1,873,330
Shipping expenses	—	14,672,198	—	—	14,672,198	7,235,668	7,475,229
Energy purchased	77,143	—	—	8,260,414	8,337,557	4,715,685	4,576,914
Haulage and transport	16,023	19,126,155	—	5,002,517	24,144,695	18,472,735	16,766,227
Bank fees	—	—	—	—	—	—	666,003
Fees and compensation for services	10,105,750	1,855,610	25,004,567	52,650,670	89,616,597	52,486,265	45,268,224
Taxes, charges and contributions	10,624,695	—	—	4,601,028	15,225,723	8,609,644	7,437,157
Travel, meal and entertainment expenses	4,432,076	5,760	132,877	30,360,721	34,931,434	26,516,206	22,552,545
Royalties	—	—	—	29,723,689	29,723,689	24,963,770	15,258,423
Repairs and maintenance	315,023	1,801	2,213	10,878,815	11,197,852	12,746,116	19,534,125
Security and surveillance	4,508	—	—	7,808,698	7,813,206	5,289,640	4,491,041
Insurance	115,924	854,182	—	7,006,652	7,976,758	6,807,834	5,826,493
Salaries and social security taxes	18,591,846	—	3,277,383	219,330,693	241,199,922	154,327,011	109,928,970
Inputs, consumable materials and supplies	216,119	2,250,673	349,032	84,397,208	87,213,032	78,955,384	62,363,766
Ore treatment	—	—	—	72,613	72,613	4,925,289	3,823,836
Other employee benefits	49,174	—	—	239,936	289,110	318,305	20,330
Miscellaneous	523,754	—	65,473	565,290	1,154,517	1,401,158	697,904
Total 2012	50,039,359	152,915,637	29,878,857	698,704,191	931,538,044
Total 2011 (Unaudited)	46,202,785	131,204,650	7,931,335	517,047,497		702,386,267
Total 2010 (Unaudited)	36,884,881	81,474,786	9,216,801	417,904,593			545,481,061

Exhibit VII

MINERA SANTA CRUZ SA

COSTS OF SALES

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(Stated in Argentine pesos — Note 2II)

	2012	2011	2010
		(Unaudited)	(Unaudited)
Inventories at the beginning of the year	22,256,663	22,402,339	14,677,927

Costs of production (Anexo VI)	698,704,191	517,047,497	417,904,593

Less: inventories at the end of the year	(65,275,344)	(22,256,663)	(22,402,339)

Cost of sales for the year	655,685,510	517,193,173	410,180,181